NEWS RELEASE

Investor contact:
Kelly Hicks, CFO
khicks@pumatech.com
408-321-7650

Jon Bloom
McGrath/Power Public Relations
408-727-0351
jonb@mcgrathpower.com

PUMATECH ANNOUNCES APPOINTMENT OF WOODSON (WOODY) HOBBS AS
COMPANY PRESIDENT AND CEO

Co-founder Brad Rowe To Remain A Member Of Pumatech’s Board Of Directors

SAN JOSE, Calif. (06/17/02) – Pumatech, Inc. (NASDAQ: PUMA), the leading provider of synchronization software and services, today announced the appointment of former IBM, Charles Schwab and Tesseract executive Woodson (Woody) Hobbs as the Company’s new president and CEO. Hobbs will also become a member of the Pumatech Board of Directors. Current President, CEO and Co-founder Brad Rowe is leaving the Company to spend more time with his family, but will retain his position as a Pumatech Board member.

“I’d personally like to thank Brad for the enormous role he’s played in making Pumatech the company it is today – the leading provider of synchronization solutions to a wide range of customers,” said Mike Clair, chairman of Pumatech’s Board of Directors. “I’d like to welcome Woody to Pumatech. We’re convinced he’s the right person to lead the Company into the future.”

Hobbs comes to Pumatech with a wealth of industry experience, recently as a consulting executive for the venture capital community, and as a strategic systems consultant to large corporations. He has held the position of interim CEO for a number of leaders of the Internet revolution, including FaceTime, the leading instant messaging system connecting consumers to business; Tradenable, the leading online escrow service; BigBook, a pioneer in the online yellow pages industry; and I/PRO, the leader in quantitative measurement of Web site usage.

Hobbs has also been the architect behind numerous systems that serve millions of customers and transactions for companies like Charles Schwab, IBM and Tesseract. Hobbs was CIO for Charles Schwab, helping the company dramatically increase its customer base from 200,000 to over 2 million. His team at Schwab pioneered trading on PCs and touch-tone telephones, and simultaneously improved service levels and reduced costs. Hobbs was also CEO of Tesseract, which provided employees of large corporations like Bank of America, Chevron, IBM and Merck with a comprehensive human resource and payroll system. At IBM, Hobbs was one of the creators of Focus, an online credit union system that ultimately served over 20 million members.

“We’re very excited to have someone of Woody Hobbs’ caliber joining Pumatech,” said Brad Rowe. “Woody has an extremely broad range of management experience in software company operations, covering everything from finance and operations to development, sales and service.”

“I believe that Pumatech has a unique position in the information technology industry with its Intellisync® software and extensive patent portfolio,” Hobbs explained. “Pumatech will continue to extend its technology to new devices, platforms and applications. In the process, we’ll provide our customers with the ability to access – and receive – essential information precisely when and where they need it, helping to make the ‘Real-time Enterprise’ a reality.”

Pumatech Co-founder Brad Rowe has led the Company from its inception to its current position as a premier provider of synchronization technology to enterprises, OEMs and consumers. Pumatech’s award-winning Intellisync software is the synchronization standard for nearly half of the Fortune 1000, and has been embedded into solutions offered by over 200 companies, including Oracle, Siebel and Yahoo!

ABOUT PUMATECH

Pumatech, Inc. (NASDAQ: PUMA) provides organizations with a comprehensive suite of software products and services that synchronizes and distributes critical information throughout an enterprise. The Company’s technology portfolio makes Pumatech a single resource, providing the infrastructure necessary to expand the boundaries of information. Organizations can choose to use Pumatech’s ready-made enterprise offerings, or they can leverage Pumatech’s professional services team to create custom solutions built upon Pumatech’s core enterprise platform. Pumatech’s customer and strategic partner base includes Global 2000 companies such as Siebel, Oracle, Yahoo!, NTT DoCoMo, Boeing, CNET and General Motors. The company has headquarters in Silicon Valley, Tokyo and London. Pumatech offers more information on its products and services at www.pumatech.com.

The statements concerning Pumatech’s future business prospects contained in this press release, including statements about Pumatech’s product development plans, are forward-looking statements under the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Numerous important factors affect Pumatech’s operating results and could cause Pumatech’s actual results to differ materially from forecasts and estimates or from any other forward-looking statements made by, or on behalf of, Pumatech, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, risks relating to possible product defects and product liability, continued acceptance of Pumatech’s products, increased levels of competition, technological changes, dependence on intellectual property rights and other risks detailed from time to time in Pumatech’s periodic reports filed with the United States Securities and Exchange Commission and other regulatory authorities.

Pumatech, the Pumatech logo and Intellisync are trademarks of Pumatech, Inc., that may be registered in certain jurisdictions. All other company and product names may be trademarks of their respective owners.